Exhibit 3.1

Neogames S.à r.l

Société à responsabilité limitée

Capital social: EUR 12.500,-

Siège social: L-5367 Schuttrange, 64, rue Principale

R.C.S. Luxembourg B 186.309

ASSEMBLEE GENERALE EXTRAORDINAIRE	Me DELOSCH

Du 7 août 2015	N°

In the year two thousand and fifteen, on the seventh day of the month of August,

before Maître Edouard Delosch, notary, residing in Diekirch, Grand Duchy of Luxembourg,

is held an extraordinary general meeting of the shareholders (the “Meeting”) of Neogames S.à r.l, a société à responsabiliét limitée governed by the laws of the Grand Duchy of Luxembourg, having a share capital of twelve thousand five hundred Euro (EUR 1,2,500.-) with registered office at 64, rue Principale, L-5367 Schuttrange, Grand Duchy of Luxembourg, incorporated following a deed of Maître Gérard Lecuit, notary residing in Luxembourg, of 10 April 2014, published in the Mémorial C, Recueil des Sociétiés et Associations number 1666 of 27 June 2014 and registered with the Register of Commerce and Companies of Luxembourg under number B 186.309. The articles of incorporation of the Company have not yet been amended (the “Company”).

The Meeting begins at 7 p.m. and is chaired by Yevgeniy Sadov, lawyer, residing professionally in Luxembourg.

The chairman appoints as secretary of the Meeting Rachida Benhalima, lawyer, residing professionally in Luxembourg.

The Meeting elects as scrutineer of the Meeting Nathalie Steffen, lawyer, residing professionally in Luxembourg.

(The chairman, the secretary and the scrutineer being collectively referred to hereafter as the “Bureau”).

The Bureau having thus been constituted, the chairman declares and requests the notary to state that:

I. It appears from an attendance list established and certified by the members of the Bureau that all the one hundred and twenty five million (125,000,000) shares with no par value representing the entirety of the share capital of the Company of twelve thousand five hundred Euro (EUR 12,500.-) are duly represented at the Meeting which is consequently regularly constituted and may deliberate upon the items on the agenda, hereinafter reproduced, without prior notice, the shareholders represented at the Meeting having agreed to meet after examination of the agenda.

The attendance list, signed by all the shareholders present or represented at the Meeting, the members of the Bureau and the notary, shall remain attached to the present deed together with the proxies to be filed with the registration authorities.

II. The agenda of the Meeting is as follows:

AGENDA

1. To increase the corporate capital of the Company by an amount of five thousand six hundred point three five eight four Euro (EUR 5,600.3584-) so as to raise it from its present amount of twelve thousand five hundred Euro (EUR 12,500.-), represented by one hundred and twenty five million (125,000,000) shares with no par value, to the amount of eighteen thousand one hundred point three five eight four Euro (EUR, 18,100.3584-) represented by one hundred and eighty-one million three thousand five hundred eighty-four (181,003,584) shares, with no par value.

2. To issue these fifty-six million and three thousand five hundred eighty-four (56,003,584) new shares, with no par value, having the rights and privileges as provided for in the amended and restated articles of association to be adopted pursuant to item 5 of the agenda hereafter.

3. To accept the subscription for these fifty-six million and three thousand five hundred eighty-four (56,003,584) new shares at an aggregate issue price of five thousand six hundred point three five eight four Euro (EUR 5,600.3584-) by William Hill Organization Limited and to accept full payment for these-fifty-six million and three thousand five hundred eighty-four (56,003,584) new shares, together with the payment of a share premium in the aggregate amount of twenty two million nine hundred thousand seven hundred fifty eight point four five one six Euro (EUR 22,900,758,4516-), by a contribution in cash,

4. To appoint Steven Reid as class A manager of the Company for an unlimited duration.

5. To fully amend and restate the articles of incorporation of the Company, without however amending the corporate object clause.

6. Miscellaneous.

The Bureau has requested the undersigned notary to record the following resolutions which have been taken unanimously:

FIRST RESOLUTION

The Meeting resolved to increase the corporate capital of the Company by an amount of five thousand six hundred point three five eight four Euro (EUR 5,600.3584-) so as to raise it from its present amount of twelve thousand five hundred Euro (EUR 12,500.-), represented by one hundred and twenty five million (125,000,000) shares with no par value, to the amount of eighteen thousand one hundred point three five eight four Euro (EUR 18,100.3584-) represented by one hundred and eighty-one million three thousand five hundred eighty-four (181,003,584), with no par value.

SECOND RESOLUTION

The Meeting resolved to issue these fifty-six million and three thousand five hundred eighty-four (56,003,584) new shares, with no par value, having the rights and privileges as provided for in. the amended and restated articles, of association to be adopted pursuant to the fourth resolution hereafter.

INTERVENTION-SUBSCRIPTION-PAYMENT

Thereupon appeared William Hill Organization Limited, a company established under the laws of England and Wales, having its registered office at Greenside House, 50 Station Road,. Wood Green, London N22 7TP and registered with the Registrar of Companies of England and Wales under number 278208 (the “Subscriber”), hereby represented by Yevgeniy Sadov, above-mentioned, by virtue of a proxy given on 6 August 2015, which, signed ne varietur by the attorney and the undersigned notary shall remain attached to the present deed, in order to be recorded with it.

The Subscriber declared to subscribe for fifty-six million and three thousand five hundred eighty-four (56,003,584) new shares, with no par value, together with the payment of an aggregate share premium of twenty two million nine hundred thousand seven hundred fifty eight point four five one six Euro (EUR 22,900,758.4516-), by a contribution in cash and to make payment in full so that the amount of twenty two million nine hundred six thousand three hundred fifty eight point eighty one Euro (EUR 22,906,358.81-) is at the disposal of the Company. Proof of the payment has been given to the undersigned notary. The .Meeting resolved to accept said subscription and payment and to allot the fifty-six million and three thousand five hundred eighty-four (56,003,584) new shares to the Subscriber.

THIRD RESOLUTION

The Meeting and the Subscriber resolved to appoint Steven Reid as class A manager of the Company with immediate effect for an unlimited duration.

FOURTH RESOLUTION

The Meeting and the Subscriber resolved to fully amend and restate the articles of association of the Company, without however amending the corporate object clause, which shall from now on read as follows:

CHAPTER 1- FORM, NAME, REGISTERED OFFICE, OBJECT, DURATION

Article 1        There is hereby formed a private limited liability company (société à responsabilité limitée) under the name of “Neogames S.à r.L”, which is governed by the laws of the Grand Duchy of Luxembourg (hereafter, the “Company”), and in particular by the law of 10 August 1915 on commercial companies, as amended (hereafter, the “Law”), as well as by the present articles of association (hereafter, the “Articles”).

Article 2        The registered office of the Company is established in the municipality of Schuttrange, Grand Duchy of Luxembourg.

The address of the registered office may be transferred within the municipality of Schuttrange by a resolution of the manager(s) or by a resolution of the board of managers, as the case may be.

It may be transferred to any other municipality in the Grand Duchy of Luxembourg by a resolution of the shareholder(s) whose adoption is subject to the quorum and majority requirements for an amendment to the Articles.

The Company may have offices and branches, both in the Grand Duchy of Luxembourg and abroad.

In the event that, in the view of the manager(s) or the board of managers, as the case may be, extraordinary political, economic or social developments occur or are imminent that would interfere with the normal activities of the Company at its registered office or with the ease of communications with such office or between such office and persons abroad, the Company may temporarily transfer the registered office abroad, until the complete cessation of these abnormal circumstances. Such temporary measures will have no effect on the nationality of the Company, which, notwithstanding the temporary transfer of the registered office, will remain a company governed by the Law. Such temporary measures will be taken and notified to any interested parties by the manager(s) or the board of managers, as the case may be.

Article 3        The purpose of the Company is the acquisition of participations, in Luxembourg or abroad, in any companies or enterprises in any form whatsoever and the management of such participations, The Company may in particular acquire by subscription, purchase and exchange or in any other manner any stock, shares and other participation securities, bonds debentures, certificates of deposit and other debt instruments and more generally, any securities and financial instruments issued by any public or private entity. It may. participate In the creation, development, management and control of any company or enterprise.

The object of the Company further is to conceive, develop, produce, manufacture, acquire, import, export, market and distribute, directly or indirectly, under whatever form, mail material and products and more specifically computer software and hardware, electronic and electromechanical equipment and components as well as any goods, software, services, advice, assistance, teaching, training, consulting, directly or indirectly related thereto, up to the creation and management of information, hosting and data under any form whatsoever, more particularly their treatment, printing, safekeeping, distribution and transmission.

The Company shall be able to do the above directly or indirectly, for its own account or for the account of third parties, alone or together with third parties, through the incorporation of new corporate entities, by way of contribution, partnership, subscription, acquisition of shares or other securities, through merger, alliance, cooperative venture or economic interest grouping, or by. taking or granting a lease over any goods or rights, or otherwise.

The object of the Company is furthermore the exploitation, acquisition, assignment or granting of a license and provision of any services related thereto., or, more generally, all acts of assignment in whatsoever form, of all intellectual and industrial property rights and, more specifically, of all patents, trademarks, designs and models and copyrights in relation to the above-mentioned activities.

The Company may borrow in any form, except by way of public offer. It may issue, by way of private placement only, notes, bonds and any kind of debt and equity securities, The Company may lend funds including, without limitation, the proceeds of any borrowings, to its subsidiaries, affiliated companies and any other companies of the group. The Company may also give guarantees and pledge, transfer, encumber or otherwise create and grant security over all or some of its assets to guarantee its own obligations and those of any other company, and, generally, for its own benefit and that of any other company or person. For the avoidance of doubt, the Company may not carry out any regulated activities of the financial sector without having obtained the required authorisation.

The Company may use any techniques and instruments to efficiently manage its investments and to protect itself against credit risks, currency exchange exposure, interest rate risks and other risks.

The Company may carry out any commercial, financial or industrial operations and any transactions with respect to real estate or movable property which, directly or indirectly, favour or relate to its corporate object.

Article 4        The Company is formed for an unlimited period of time.

CHAPTER II - CAPITAL, SHARES

Article 5       The share capital of the Company is set at eighteen thousand one hundred point three five eight four Euro (EUR 18,100.3584) represented by one hundred and eighty-one million three thousand five hundred eighty-four (181,003,584) shares with no par value.

The rights and obligations attached to the shares shall be identical except to the extent otherwise provided by the Articles or by the Law or any contractual arrangement entered into between the shareholders from time to time.

In addition to the share capital, there may be set up a premium account to which any premium paid on any share in addition to its nominal or accounting par value is transferred. The amount of the premium account may be used to provide for the payment of any shares which the Company may repurchase from its shareholder(s), to offset any net realised losses, to make distributions to the shareholder(s) in the form of a dividend or to allocate funds to the legal reserve.

The Company may, without limitation, accept shareholders’ equity or other contributions without issuing shares or other securities in consideration of the contribution and may inscribe the contributions in one or more accounts. The decisions relating to the use of these accounts must be taken by the shareholders without prejudice of the Law, the present Articles, or any contractual arrangement entered into between the shareholders from time to time.

Article 6        Each share entitles to one (1) vote, subject to the limitations imposed by the Law. Towards the Company, the Company’s shares are indivisible and only one (1) owner is admitted per share. Joint co-owners have to appoint a sole person as their representative towards the Company.

Article 7        In case of a single shareholder, the Company’s shares held by the single shareholder are freely transferable.

In the case of plurality of shareholders, the shares may be freely transferred amongst such shareholders, subject to any contractual arrangement entered into between the shareholders from time to time. Save as otherwise provided by the Law, the shares may be transferred to non-shareholders only with the authorization of the general meeting of shareholders representing at least three-quarters (3/4) of the share capital, without prejudice to the provisions of the law of 5 August 2005 on financial collateral arrangements, as amended, and any contractual arrangement entered into between the shareholders from time to time.

The Company may acquire its own shares in view of and subject to their immediate cancellation, without prejudice to the provisions of the law of 5 August 2005 on financial collateral arrangements, as amended.

Article 8        The Company shall not be dissolved by reason of death, suspension of civil rights, insolvency, bankruptcy, winding-up or dissolution of the single shareholder or of any shareholders.

CHAPTER III - MANAGERS, STATUTORY AUDITORS

Article 9        The Company is managed by one or several managers who need not be shareholders in. accordance with any contractual arrangement entered into between the shareholders from time to time. In the case of more than one manager, the managers constitute a board of managers.

The manager(s) or the board of managers, as the case may be, will be elected by the shareholder(s) who will determine their number and the term of their office in accordance with any contractual arrangement entered into between the shareholders from time to time. They will hold their office until their successors are elected and are re-eligible and they may be removed at any time, with or without cause, by a resolution adopted by the shareholder(s) in accordance with any contractual arrangement entered into between the shareholders from time to time.

The shareholder(s) may decide to qualify the appointed managers as category A managers or category B managers. Any such classification of managers shall be duly recorded in the minutes of the relevant meeting of the board of managers and the managers shall be duly identified with respect to the category they belong.

Article 10      The manager(s) or the board of managers, as the case may be, is (are) vested with the broadest powers to perform or approve all acts necessary or useful for accomplishing the Company’s object. All powers not expressly reserved by the Law or the present Articles to the shareholders fall within the competence of the manager(s) or the board of managers, as the case may be.

Article 11      The manager(s) or the board of managers, as the case may be, may sub-delegate special powers or proxies or entrust determined permanent or temporary functions to persons or committees of its choice.

Article 12      The board of managers (if any) may elect a chairman among its members who shall not have a casting vote in the event of an equality of votes of the managers. The board of managers may also elect a secretary, who need not be a manager or a shareholder of the Company, and who will be responsible for keeping the minutes of the relevant meeting of the board of managers.

The meetings of the board of managers are convened by the chairman or by any manager. A written notice shall be sent to all managers by any means of communication allowing for the transmission of a written text at least fourteen (14) days prior to the date of the meeting of the board of managers, unless a shorter notice period has been agreed upon by all the managers. Any such notice shall specify the time and place of the meeting as well as the agenda, the nature of the business to be transacted and the relevant documentation. If all the managers are present or represented at the meeting, they may waive all convening requirements and formalities.

No separate notice is required for meetings held at times and places specified in a time schedule previously adopted by resolution of the board of managers.

Any manager may act at any meeting of the board of managers by appointing in writing, by any means of communication allowing for the transmission of a written text, another manager as his proxy. Any manager may represent one or several managers of any cate-gory.

The meetings of the board of managers shall be held not less than four times per year in Luxembourg or at such other place as the board of managers may from time to time determine if exceptional circumstances so require.

Any manager may participate in a meeting by means of telephone or video conference call or by any similar means of communication enabling thus several persons participating therein to simultaneously communicate with each other. Such participation shall be deemed equal to a physical prensence at the meeting. A meeting held through such means of communication is deemed to be held at the registered office of the Company.

Unless otherwise provided for in any contractual arrangement entered into between the shareholders from time to time, a quorum of the board of managers shall be the presence or the representation of at least three (3) managers holding office including, in case of different categories of managers, at least one (1) category A manager and one (1) category B manager. In the event that quorum is present, the meeting shall be adjourned to the same time and place the following week when those present shall deemed to comprise a quorum.

The board of managers may invite other persons to attend its meetings as observers without voting rights.

Article 13      Unless otherwise provided for in any contractual arrangement entered into between the shareholders from time to time, the resolutions of the board of managers shall be adopted by the majority of the managers present or represented. The minutes of any meeting of the board of managers shall be signed by any two (2) managers or by the chairman and the secretary (if any). Copies or extracts of the minutes can also be delivered to third parties dealing with the Company and certified either by any two (2) managers or by the chairman and the secretary (if any). These minutes, copies and extracts and all factual declarations contained therein shall be conclusive evidence towards the Company and any interested person that the resolutions have been duly taken at a meeting of the board of managers validly held.

The resolutions adopted by the single manager shall be documented in writing and signed by the single manager.

Resolutions in writing may be taken by the members of the board of managers, provided that those resolutions are signed by all the managers, in which case they shall have the same effect as resolutions passed at a meeting of the board of managers and the date of such resolutions shall be the one referred to in the resolutions or the one opposite the last signature, as the case may be. The resolutions may be documented in a single document or in several separate documents having the same content and signed by the managers.

The Company shall make available to the managers and, if applicable, any observer (and upon request, the shareholders) copies of (and supporting papers relating to) the minutes of the meeting of the board of managers or of committees of the board, if applicable, and (at the request of any of the managers or shareholders) of the minutes of the boards of managers of any members of the group of companies the Company is part of and of all committees of the said boards, such minutes and supporting papers to be provided within seven (7) business days following any such meetings as the case may be such request).

Article 14      In dealing with third parties, the Company shall be bound by the single signature of any manager with regard to transactions in the amounts of up to one thousand Euro (EUR 1,000.-) on per transaction basis and the joint signatures of one category A manager and one category B manager with regard to transactions in the amounts exceeding one thousand Euro (EUR 1,000.-).

The Company will further be bound towards third parties by the joint signatures or single signature of any person to whom special signatory power has been delegated by the board of managers, within the limits of such power.

Article 15      The manager(s) or the board of managers, as the case may be, assumes, by reason of his/her/its position, no personal liability in relation to any commitment validly made by him/her/it in the name of the Company. Any such manager(s) the board of managers, as the case may be, is only liable for the performance of its duties.

The Company shall indemnify any manager, officer or employee of the Company and, if applicable, his/her/its successors, heirs, executors and administrators, against damages and expenses reasonably incurred by him/her/it in connection with any action, suit or proceeding to which he/she/it may be made a party by reason of him/her/it being or having been manager, officer or employee of the Company, or, at the request of the Company, any other company of which the Company is a shareholder or creditor and by which he/she/it is hot entitled to be indemnified, except in relation to matters as to which he/she/it shall be finally adjudged in such action, suit or proceeding to be liable for gross negligence or misconduct. In the event of a settlement, indemnification shall be provided only in connection with such matters covered by the settlement as to which the Company is advised by its legal counsel that the person to be indemnified is not guilty of gross negligence or misconduct. The foregoing right of indemnification shall not exclude other rights to which the persons to be indemnified pursuant to the Articles may be entitled.

Article 16      If any of the managers of the Company has or may have any personal interest in any transaction of the Company, such manager shall disclose such personal interest to the other manager(s) and shall not consider or vote on any such transaction.

In case of a sole manager, it suffices that the transactions between the Company and its manager, who has such an opposing interest, be recorded in writing.

The foregoing paragraphs of this article do not apply if (i) the relevant transaction is entered into under fair market conditions and (ii) falls within the ordinary course of business of the Company.

No contract or other transaction between the Company and any other company or firm shall be affected or invalidated by the mere fact that any one or more of the manager(s) or any officer of the Company has a personal interest in, or is a manager, associate, member, shareholder, officer or employee of such other company or firm. Any person related as described above to any company or firm with which the Company shall contract or otherwise engage in business shall not, by reason of such affiliation with such other company or firm, be automatically prevented from considering, voting or acting upon any matters with respect to such contract or other business.

Article 17      Subject to approval by the shareholder(s), the manager(s) may receive a management fee in respect of the carrying out of his/their management of the Company and may, in addition, be reimbursed for all other expenses whatsoever incurred by the manager(s) in relation with such management of the Company or the pursuit of the Company’s corporate object.

Article 18      Even after cessation of their mandate or function, any manager, as well as any person who is invited to attend a meeting of the board of managers, shall not disclose information on the Company, the disclosure of which may have adverse consequences for the Company, unless such divulgation is required by law.

Article 19      Except where according to the Law, the Company’s annual statutory and/or consolidated accounts must be audited by an independent auditor, the business of the Company and its financial situation, including in particular its books and accounts, may, and shall in the cases provided by law, be reviewed by one (1) or more statutory auditors who need not be shareholders themselves.

The statutory or independent auditors, if any, will be appointed by the shareholder(s), which will determine the number of such auditors and the duration of their mandate. They are eligible for re-appointment. They may be removed at any time, with or without cause, by a resolution of the shareholder(s), save in such cases where the independent auditor may, as a matter of the Law, only be removed for serious cause or by mutual agreement.

CHAPTER IV - GENERAL MEETING OF SHAREHOLDERS

Article 20      The shareholders shall have such powers as are vested in them pursuant to the Articles and the Law. The single shareholder carries out the powers bestowed on the general meeting of shareholders.

Any properly constituted general meeting of shareholders of the Company represents the entire body of shareholders.

Article 21      If the Company has more than twenty-five (25) shareholders, the annual general meeting of shareholders shall be held each year on 25 April at 2:15 p.m.

If such day is a day on which banks are not generally open for business in Luxembourg, the meeting will be held on the next following business day.

Article 22      Unless there is only one (1) single shareholder, the shareholders may also meet in a general meeting of shareholders upon issuance of a convening notice in compliance with the Articles or the Law, by the manager(s), alternatively, by the statutory auditor(s) (if any) or, more alternatively, by shareholders representing more than half (1/2) of the share capital.

The convening notice sent to the shareholders will specify the time and the place of the meeting as well as the agenda and the nature of the business to be transacted at the relevant general meeting of shareholders. The agenda for a general meeting of shareholders shall also, where appropriate, describe any proposed changes to the Articles and, if applicable, set out the text of those changes affecting the object or form of the Company.

If all the shareholders are present or represented at a general meeting of shareholders and if they state that they have been duly informed of the agenda of the meeting, the meeting may be held without prior notice.

General meetings of shareholders, including the annual general meeting of shareholders will be held at the registered office of the Company or at such other place in the Grand Duchy of Luxembourg, and may be held abroad if, in the judgment of the manager(s), which is final, circumstances of force majeure so require.

Article 23      All shareholders are entitled to attend and speak at any general meeting of shareholders.

A shareholder may act at any general meeting of shareholders by appointing in writing, transmitted by any means of communication allowing for the transmission of a written text, another person who need not be a shareholder himself, as a proxy holder. The board of managers may determine any conditions that must be fulfilled in order for a shareholder to take part in a general meeting of shareholders.

Shareholders, participating in a general meeting of shareholders by videoconference or any other similar means of telecommunication allowing for their identification, shall be deemed present for the purpose of quorum and majority computation. Such telecommunication methods shall satisfy all technical requirements to enable the effective participation in the meeting and the deliberations of the meeting shall be retransmitted on a continuous basis.

Article 24      Any general meeting of shareholders shall be chaired by a president or by a person designated by the manager(s) or, in the absence of such designation, by the general meeting of shareholders.

The president of the general meeting of shareholders shall appoint a secretary.

The general meeting of shareholders shall elect one (1) scrutineer to be chosen from the shareholders attending the general meeting of shareholders.

The president, the secretary and the scrutineer so appointed together form the bureau of the general meeting of shareholders.

Article 25      At any general meeting of shareholders other than a general meeting convened for the purpose of amending the Articles or voting on resolutions whose adoption is subject to the quorum and majority requirements of an amendment to the Articles, as the case may be, resolutions shall be adopted by shareholders representing more than half (1/2) of the share capital. If such majority is not reached at the first meeting (or consultation in writing), the shareholders shall be convened (or consulted) a second time at the same day and time in the next week and resolutions shall be adopted, irrespective of the number of shares represented, by a simple majority of votes cast.

At any general meeting of shareholders, convened in accordance with the Articles or the Law, for the purpose of amending the Articles or voting on resolutions whose adoption is subject to the quorum and majority requirements of an amendment to the Articles, the majority requirements shall be a majority of shareholders in number representing at least three quarters (3/4) of the share capital.

Article 26      The minutes of the general meeting of shareholders shall be signed by the members of the bureau of the general meeting of shareholders and may be signed by shareholders or proxies of shareholders, who so request.

Copies or extracts of resolutions adopted by the shareholder(s) as well as of the minutes of the general meeting of shareholders may be signed by the president of the general meeting of shareholders, the secretary of the general meeting of shareholders or a manager.

The resolutions adopted by the single shareholder shall be documented in writing and signed by the single shareholder.

If the Company has several shareholders, but no more than twenty-five (25) shareholders, resolutions of the shareholders may be passed in writing. Written resolutions may be documented in a single document or in several separate documents having the same content and each of them signed by one (1) or several shareholders. Should such written resolutions be sent by the manager(s) to the shareholders for adoption, the shareholders are under the obligation to, within a time period of fifteen (15) calendar days from the dispatch of the text of the proposed resolutions, cast their written vote by returning it to the Company through any means of communication allowing for the transmission of a written text. The quorum and majority requirements applicable to the adoption of resolutions by the general meeting of shareholders shall mutatis mutandis apply to the adoption of written resolutions.

CHAPTER V - FINANCIAL YEAR, FINANCIAL STATEMENTS, DISTRIBUTION OF PROFITS

Article 27      The Company’s financial year starts on the first (1) of January and ends on the thirty-first (31) of December of each year.

Article 28      At the end of each financial year, the Company’s accounts are established and the manager(s) or the board of managers, as the case may be, prepares an inventory including an indication of the value of the Company’s assets and liabilities.

Each shareholder may inspect the above inventory and balance sheer at the Company’s registered office.

Article 29      The gross profits of the Company stated in the annual accounts, after deduction of general expenses, amortization and expenses represent the net profit. An amount equal to five per cent (5%) of the net profit of the Company is allocated to the legal reserve, until this reserve amounts to ten per cent (10%) of the Company’s share capital.

After allocation to the legal reserve, the shareholder(s) shall determine how the remainder of the annual net profits will be disposed of by allocating the whole or part of the remainder to a reserve or to a provision, by carrying it forward to the next following financial year or by distributing it, together with carried forward profits, distributable reserves or share premium to the shareholder(s), each share entitling to the same proportion in such distributions, unless otherwise provided in the Articles or any contractual arrangement to which the shareholders are a party from time to time.

Notwithstanding the foregoing, the manager(s) or the board of managers, as the case may be, may in particular decide to pay interim dividends on the basis of a statement of accounts prepared by the manager(s) showing that sufficient funds are available for distribution, it being understood that the amount to be distributed may not exceed realized profits since the end of the last financial year, increased by carried forward profits and distributable reserves, but decreased by carried forward losses and sums to be allocated to a reserve to be established by law.

CHAPTER VI - LIQUIDATION, FINAL PROVISIONS

Article 30      The Company may be dissolved by a resolution of the shareholder(s) adopted in compliance with the quorum and the majority rules set by the Articles or, as the case may be, by the Law for any amendment to the Articles.

Should the Company be dissolved, the liquidation wilt be carried out by the manager(s) or such other person (who may be a physical person or a legal entity, including a shareholder) appointed by the sharehalder(s), who will determine their powers and their compensation.

After payment of all the debts of and charges against the Company, including the expenses of liquidation, the net liquidation proceeds shall be distributed to the shareholder(s) so as to achieve on an aggregate basis the same economic result as the distribution rules set out for dividend distributions.

Article 31      All matters not expressly governed by these Articles shall be determined in accordance with the Law and, subject io any non-waivable provisions of the applicable law, any contractual arrangement entered into by the shareholders from time to time.

EXPENSES

The expenses, costs, fees and charges of any kind which shall be borne by the Company as a result of the present deed are estimated at six thousand five hundred Euro (EUR 6,500).

The undersigned notary who understands and speaks English, states herewith that on request of the proxyholders of the above appearing persons, the present deed is worded in English followed by a French version; on request of the same persons, and in case of divergence between the English and the French Text, the English text will prevail.

Whereupon the present deed was drawn up in Luxembourg by the undersigned notary, on the day referred to at the beginning of this document.

The document having been read to the proxyholders of the appearing persons, who are known to the undersigned notary by their surname, first name, civil status and residence, such proxyholders of such persons signed together with the undersigned notary, this original deed.

SUIT LA TRADUCTION FRANÇAISE DU TEXTE QUl PRÉCÈDE:

L’an deux mille quinze, le septième jour du mois d’août,

par devant Maître Edouard Delosch, notaire de résidence à Diekirch, Grand-Duché de Luxembourg,

s’est tenue une assemblée générale extraordinaire des associés (l’ « Assemblée ») de Neogames S.à r.l., une société à responsabilité limitée régie par les lois du Grand-Duché de Luxembourg, ayant un capital social de douze mille cinq cent euros (EUR 12.500,-), dont le siège social est au 64, rue Principale, L-5367 Schuttrange et immatriculée auprès du Registre de Commerce et des Sociétés de Luxembourg sous le numéro B 186.309. Les statuts constitutifs de la Société n’ont pas encore été modifiés (la « Société »).

L’Assemblée commence à 19.00 heures et est présidés par Yevgeniy Sadov, juriste, demeurant professionnellement à Luxembourg.

Le président nomme comme secrétaire de I’Assemblée Rachida Benhalima, juriste, demeurant professionnellement à Luxembourg.

L’Assemblée élit comme scrutateur de I’Assemblée Nathalie Steffen, avocat, demeurant professionnellement à Luxembourg.

(Le président, le secrétaire et le scrutateur désignés collectivemerit ci-après comme le « Bureau »).

Le Bureau ayant ainsi été constitué, le président déclare et requiert le notaire instrumentant d’affirmer que :

I. II apparaît de la liste de présence établie et certifiée par les membres du Bureau que la totalité des cent-vingt-cinq millions (125.000.000) de parts sociales sans valeur nominale représentant la totalité du capital social de la Société de douze mille cinq cent euros (EUR 12.500,-) est dûment représentée lors de l’Assemblée qui est, par conséquent, régulièrement constitutée et peut délibérer sur les points figurant à l’ordre du jour, reproduit ci-après, sans notice préalable, les associés représentés à l’Assemblée ayant conclu de se rencontrer après examen de l’ordre du jour.

La liste de présence, signée par tous les actionnaires présents ou représentés a l’Assemblée, les membres du Bureau et le notaire, sera annexée au présent acte avec lequel elle sera enregistrée.

II. L’ordre du jour de l’Assemblée est le suivant :

ORDRE DU JOUR

1. Augmentation du capital social de la Société à concurrence de cinq mille six cent virgule trois cinq huit quatre euros (EUR 5.600,3584-) pour le porter de son montant actuel de douze mille cinq cents euros (EUR 12.500,-), représenté par cent vingt-cinq millions (125.000.000,-) de parts sociales, sans valeur nominale, à un montant de dix-huit mille cent virgule trois cinq huit quatre euros (EUR 18.100,3584-), représenté par cent quatre-vingt-un millions trois mille cinq cent quatre-vingt-quatre (181.003.584) parts sociales, sans valeur nominale.

2. Emission de ces cinquante-six millions trois mille cinq cent quatre-vingt-quatre (56.003.584) nouvelles parts sociales sans valeur nominale, ayant les droits et privilèges tels que conférés par les statuts de la Société tels que refondus qui seront adoptés en vertu du point 5 de l’ordre du jour ci-après.

3. Acceptation de la souscription de ces cinquante-six millions trois mille cinq cent quatre-vingt-quatre (56.003.584) nouvelles parts sociales pour un prix d’émission total de cinq mille six cent virgule trois cinq huit quatre euros (EUR 5.600,3584-) avec paiement d’une prime d’émission d’un montant total de vingt-deux million neuf cent mille sept cent cinquante-huit virgule quatre cinq un six euros (EUR 22.900.758,4516-) par William Hill Organization Limited et acceptation de la libération intégrale de ces cinquante-six millions trois mille cinq cent quatre-vingt-quatre (56.003.584) nouvelles parts sociales par un apport en numéraire.

4. Nomination de Steven Reid entant que gérant de catégorie A de la Société pour une durée illimitée.

5. Refonte totale des statuts constitutifs de la Société, sans toutefois modifier l’objet social de la Société.

6. Divers.

Le Bureau a requis le notaire instrumentant d’acter les résolutions suivantes :

PREMIÈRE RÉSOLUTION

L’Assemblée a décidé d’augmenter le capital social de la Société à concurrence de cinq mille six cent virgule trois cinq huit quatre euros (EUR 5.600,3584-) pour le porter de son montant actuel de douze mille cinq cent euros (EUR 12.500,-), représenté par cent vingt-cinq millions (125.000.000,-) parts sociales, sans valeur nominale, à un montant de dix-huit mille cent virgule trois cinq huit quatre euros (EUR 18.100,3584-), représenté par cent quatre-vingt-un millions trois mille cinq cent quatre-vingt-quatre (181.003.584) parts sociales, sans valeur nominale.

DEUXIÈME RÉSOLUTION

L’Assemblée a décidé d’émettre ces cinquante-six millions trois mille cinq cent quatre-vingt-quatre (56.003.584) nouvelles parts sociales sans valeur nominale, conférant les droits et privilèges tels que prévus par les statuts de la Société tels que refondus qui seront adoptés en vertu de la quatrième résolution ci-après.

INTERVENTION-SOUSCRIPTION-PAIEMENT

Ensuite, a comparu William Hill Organization Limited, une société établie et régie par les lois d’Angleterre et du Pays de Galles, ayant son siège social au Greenside House, 50 Station Road, Wood Green, London N22 7TP et immatriculée auprès du registre des sociétés d’Angleterre et du Pays de Galles sous le numéro 278208 (le « Souscripteur »), représenté aux fins des présentes par Yevgeniy Sadov, susmentionné, en vertu d’une procuration donnée le 6 août 2015.

La prédite procuration, signée ne varietur par le mandataire et le notaire instrumentant, restera annexée aux présentes avec lesquelles elle sera enregistrée.

Le Souscripteur a déclaré souscrire ces cinquante-six millions trois mille cinq cent quatre-vingt-quatre (56.003.584) nouvelles parts sociales, sans valeur nominale, avec paiement d’une prime d’émission d’un montant total de vingt-deux million neuf cent mille sept cent cinquante-huit virgule quatre cinq un six euros (EUR 22.900.758,4516.-) par un apport en numéraire et d’effectuer le paiement total de sorte que le montant de vingt-deux million neuf cent six mille trois cent cinquante-huit virgule quatre-vingt-un euros (EUR 22.906.358,81-) soit à la disposition de la Société. Une preuve du paiement a été donnée au notaire instrumentant. L’Assemblée décide d’accepter la dite souscription et le paiement et d’attribuer les cinquante-six millions trois mille cinq cent quatre-vingt-quatre (56.003.584) nouvelles parts sociales au Souscripteur.

TROISIÈME RÉSOLUTION

L’Assemblée et te Souscripteur décident de nommer Steven Reid en tant que gérant de catégorie A de la Société avec effet immédiat et pour une durée illimitée.

QUATRIÈME RÉSOLUTION

L’Assemblée et le Souscripteur ont décidé de procéder à la refonte totale des statuts de la Société, sans pour autant modifier l’objet social de la Société, qui auront désormais la teneur suivante :

CHAPITRE 1 - FORME, DENOMI NATION, SIÈGE, OBJET, DUREE

Article 1        II est formé une société à responsabilité limitée sous la dénomination “Neogames S.à r.l” qui est régie par les lois du Grand-Duché de Luxembourg (ci-après, la “Société”), et en particulier par la loi du 10 août 1915 concernant les sociétés commerciales, telle que modifiée (ci-après, la “Loi”), ainsi que par les présents statuts (ci-après, les “Statuts”).

Article 2        Le siège social est établi dans la commune de Schuttrange, Grand-Duché de Luxembourg.

Le siège social peut être transféré à tout autre endroit de la commune de Schuttrange par décision du ou des gérants ou, selon le cas, du conseil de gérance.

II peut être transféré dans toute autre commune du Grand-Duché de Luxembourg par une résolution du ou des associés délibérant aux conditions de quorum et de majorité exigées pour toute modification des statuts.

La Société peut avoir des bureaux et des succursales tant au Grand-Duché de Luxembourg qu’a l’étranger.

Si le ou les gérants ou, selon le cas, le conseil de gérance estiment que des événements extraordinaires d’ordre politique, économique ou social se produisent ou sont imminents et qui compromettraient l’activité normale de la Société à son siège social ou la communication aisée avec ce siège ou entre ce siège et l’étranger ou que de tels événements sont imminents, le siège social pourra être transféré temporairement à l’etranger jusqu' à cessation complète de ces circonstances anormales. Ces mesures provisoires n’auront aucun effet sur la nationalité de la Société, laquelle, nonobstant ce transfert provisoire du siège, restera régie par la Loi. Ces mesures provisoires seront prises et portées à la connaissance de tout intéressé par le ou les gérant(s) ou, selon le cas, le conseil de gérance.

Article 3        L’objet de la Société est la prise de participations, au Luxembourg ou à l’étranger, sous quelque forme que ce soit, dans toute société ou entreprise et la gestion de ces participations. La Société pourra en particulier acquérir par voie de souscription, achat et échange ou de toute autre manière tous titres, actions et autres titres de participation, obligations, créances, certificats de dépôt et autres instruments de dette et plus généralement, tous titres et instruments financiers émis par toute entité publique ou privée. Elle pourra participer à l’établissement, le développement, la gestion et le contrôle de toute société ou entreprise.

L’objet de la Société est en outre de concevoir, développer, produire, fabriquer, acquérir, importer, exporter, commercialiser et distribuer, directement ou indirectement, sous quelque forme que ce soit, du matériel et des produits de tout genre, et plus particulièrement des logiciels et du matériel informatique, des équipements électroniques et électromécaniques et des composants, ainsi que tous biens, logiciels, services, conseils, assistance, enseignement, formation, conseil, s’y rapportant directement ou indirecte- ment, jusqu’à la création et la gestion d’information, l’hébergement et de données sous toute forme que ce soit, plus particulièrement leur traitement, impression, conservation, distribution et transmission.

La Société sera en mesure de faire ce qui précède, directement ou indirectement, pour son propre compte ou pour le compte de tiers, soit seule ou avec des tiers, par la constitution de nouvelles personnes morales, par voie d’apport, de partenariat, de souscription, d’acquisition d’actions ou autres valeurs mobiliéres, par voie de fusion, alliance, entreprise conjointe ou groupement d’intérét économique, ou en prenant ou en octroyant un bail sur tous biens ou droits, ou autrement.

L’ objet de la Société est en outre l’exploitation, acquisition, cession ou octroi d’une licence, ou, plus généralement, tous les actes de cession dans toute forme que ce soit, de tous les droits de propriété intellectuelle et industrielle et, plus précisément, de tous les brevets, marques de commerce, dessins et modèles, et droits d’auteur en relation avec les activités mentionnées ci-dessus.

La Société peut emprunter sous toutes les formes, sauf par voie d’offre publique. Elle peut émettre, uniquement par voie de placement privé, des billets, des obligations et toute sorte de titres d’emprunt et de participation. La Société peut prêter des fonds, y compris, sans limitation, les revenus des emprunts, à ses filiales, sociétés affiliées et d’autres sociétés du groupe. La Société pourra aussi donner des garanties et nantir, transférer, grever ou autrement créer et accorder des sûretés sur ses actifs en enfler ou en partie, pour garantir ses propres obligations et celles de toute autre société, et, plus généralement, pour son propre bénéfice et celui de toute autre société ou personne physique. Pour éviter le doute, la Société ne peut effectuer aucune activité réglementée du secteur financier sans avoir obtenu l’autorisation requise.

La Société peut employer toutes techniques et instruments pour gérer efficacement ses investissements et se protéger contre les risques de crédit, l’exposition au risque de change, les risques de taux d’intérét et autres risques.

La société peut effectuer toutes opérations commerciales, financières ou industrielles et toutes transactions de biens immobiliers ou mobiliers qui, directement ou indirecte- ment, favorisent ou se rapportent à son objet social.

Article 4        La Société est constituée pour une durée illimitée.

CHAPITRE II-CAPITAL, PARTS SOCIALES

Article 5        Le capital social de la Société est fixé a dix-huit mille cent virgule trois cinq hurt quatre euros (EUR 18.100,3584-) représenté par cent quatre-vingt-un millions trois mille cinq cent quatre-vingt-quatre (181.003.584) parts sociales sans valeur nominale.

Les droits et obligations inhérents aux parts sociales sont identiques sauf stipulation contraire dans les Statuts ou dans la Loi ou tout autre arrangement contractuel conclu à tout moment entre les associés.

En plus du capital social, un compte de prime d’émission peut être établi auquel seront transférées toutes les primes d’émission payées sur les parts sociales en plus de la valeur nominale ou comptable, L’avoir de ce compte de prime d’émission peut être utilisé pour régler le prix de rachat de parts sociales que la Société rachèterait à son ou ses associé(s), pour compenser des pertes nettes réalisées, pour distribuer des dividendes à l’ associé ou aux associés, ou pour affecter ces fonds à la réserve légale.

La Société peut sans limitation, accepter des capitaux propres ou autres apports sans émettre d’actions ou autres titres en contrepartie de l’apport et peut inscrire les apports à un ou plusieurs comptes. Les décisions quant à l’utilisation de ces comptes doivent être prises par les actionnaires sous réserve de la Loi ou des présents Statuts.

Article 6        Chaque part sociale donne droit à un (1) vote, soumis aux limitations imposées par la Loi. Envers la Société, les parts sociales sont indivisibles, de sorte qu’un (1) seul propriétaire par part sociale est admis. Les copropriétaires indivis doivent désigner une seule personne qui les représente auprès de la Société.

Article 7        Dans l’hypothèse où il n’y a qu’un seul associé, les parts sociales détenues par celui-ci sont librement cessibles.

Dans l’hypothèse où il y a plusieurs associés, les parts sociales sont librement cessibles entre associés sous reserve de tout arrangement contractuel conclu à tout moment entre les associés. Sauf dispositions contraires dans la Loi, les parts sociales ne peuvent être cédées à des non-associés qu’avec l’agrément donné en assemblée générale des associés représentant au moins les trois quarts (3/4) du capital social, sans préjudice quant aux dispositions de la loi du 5 août 2005 sur les contrats de garanties financières, telle que modifiée et tout arrangement contractuel conclu à tout moment entre les associés :

La Société peut racheter ses propres parts sociales en vue et à condition de les annuler immédiatement, sans préjudice aux dispositions de la loi du 5 août 2005 sur les contrats de garanties financières, telle que modifiée.

Article 8        La Société ne sera pas dissoute par suite du décès, de la suspension des droits civils, de l’insoivabilité, de la faillite ou de la dissolution de l’associé unique ou de l’un quelconque des associés.

CHAPITRE III -GERANCE, COMMISSAIRES AUX COMPTES

Article 9        La Société est gérée par un ou plusieurs gérants qui ne doivent pas obligatoirement être des associés conformément à tout arrangement contractuel conclu à tout moment entre les associés. Si plus d’un gérant est nommé, ils constituent un conseil de gérance.

Le ou les gérants ou, selon le cas, le conseil de gérance seront nommés par l’associé unique ou l’assemblée générale des associés, selon le cas, qui détermineront leur nombre et la durée de leur mandat conformément à tout arrangement contractuel conclu à tout moment entre les associés. lls resteront en fonotion jusqu’ à la nomination de leurs successeurs. lls sont rééligibles et ils peuvent être révoqués à tout moment, avec ou sans motif, par une résolution adoptée par le ou les associés conformément à tout arrangement contractuel conclu à tout moment entre les associés.

Le ou les associés pourront décider de qualifier les gérants comme gérants de catégorie A ou gérants de catégorie B. Une telle classification des gérants sera dûment inscrite dans le procès-verbal de la réunion pertinente du conseil de gérance et l’appartenance des gérants à une catégorie particulière seront dûment constatée.

Article 10         Le ou les gérants ou, selon le cas, le conseil de gérance ont les pouvoirs les plus larges pour accomplir tous les actes nécessaries ou utiles à la realization de l’objet social. Tous les pouvoirs qui ne sont pas réservés expressément par les Statuts ou par la Loi aux associés relèvant de la compétence du ou des gérants ou, selon le cas, du conseil de gérance.

Article 11         Le ou les gérants ou, selon le cas, le conseil de gérance peuvent subdéléguer des pouvoirs ou mandats spéciaux ou fonctions permanents ou temporaires à des personnes ou comités de leur choix.

Article 12         Le conseil de gérance (s’il y en a) peut élire un président parmi ses members qui n’aura pas une voix prépondérante en cas d'égalité des voix des gérants. Le conseil de gérance peut également élire un secrétaire, qui n’a besoin d’être ni gérant ni associé de la Société et qui sera responsable de la tenue des procès-verbaux des réunions du conseil de gérance.

Les réunions du conseil de gérance sont convoquées par le président ou par deux (2) gérants. Une convocation écrite est envoyée à tous les gérants par tout moyen de communication permettant la transmission d’un texte écrit, au moins quatorze jours avant la date de la réunion du conseil de gérance, à moins qu’un délai de convocation plus court n’ait été décidé par tous les gérants. La convocation indiquera le lieu, la date et l’heure de la réunion ainsi que. l’ordre du jour, une indication de la nature des affaires à traiter et la documentation pertinente. Si tous les gérants sont présents ou représentés à la réunion, ils peuvent par ailleurs également renoncer aux conditions et formalités de convocation.

Aucune convocation spéciale ne sera requise pour les réunions du conseil de gérance se tenant à des dates et des lieux déterminés préalablement par une résolution adoptée par le conseil de gérance.

Chaque gérant pourra se faire représenter aux réunions du conseil de gérance en désignant par un écrit, transmis par tout moyen de communication permettant la transmission d’un texte écrit, un autre gérant comme son mandataire. Tout gérant pourra représenter un ou plusieurs gérants de n’importe quelle catégorie.

Les réunions du conseil de gérance se tiendront une fois par trimestre au Luxembourg ou à tout autre endroit que le conseil de gérance pourra déterminer de temps à autre si des circonstances exceptionnelles l’exigent.

Chaque gérant peut participer à une réunion par conférence téléphonique, vidéoconférence ou par tout autre moyen de communication similaire permettant ainsi à plusieurs personnes y participant de communiquer simultanément l’un avec l’autre. Une telle participation sera considérée équivalente à une présence physique à la réunion. Une réunion tenue par ces moyens est réputée être tenue au siège social de la Société.

Sauf dispositions contraires émanant de tout arrangement contractuel conclu entre les associés à tout moment, un quorum pour les réunions du conseil de gérance sera atteint si, au moins, trois (3) gérants en fonction sont présents ou représentés comprenant, s’il existe plusieurs catégories de gérants, au moins un (1) gérant de catégorie A et un (1) gérant de catégorie B. Si le quorum de présence n’est pas attient, la réunion doit être ajournée à la même heure et au même lieu la semaine suivante lorsque les personnes présentes sont réputées remplir un quorum.

Le conseil de gérance peut inviter d’autres personnes à assister à la réunion entant qu’observateurs ne disposant d’aucun droit de vote.

Article 13         Sauf dispositions contraires émanant de tout arrangement contractuel conclu à tout moment entre les associés, les résolutions du conseil de gérance sont adoptées à la majorité des gérants présents ou représentés. Les procès-verbaux des réunions du conseil de gérance sont signés par deux (2) gérants ou par le président et le secrétaire (s’il y en a). Des copies ou extraits des procès-verbaux peuvent également être délivrés à des tiers en relation d’affaires avec la Société et certifiés soit par deux (2) gérants soit par le président et le secrétaire (s’il y en a). Ces procès-verbaux, copies et extraits ainsi que toutes les déclarations factuelles qu’ils contiennent sont réputées prouver, a l’égard de la Société et de tout liers intéressé, que les résolutions ont été dûment prises à une réunion du conseil de gérance valablement tenue.

Les résolutions adoptées par le gérant unique sont consignées par écrit et signées par gérant unique.

Une résolution écrite, approuvée et signée par tous les membres du conseil de gérance, est régulière et valable comme si elle avait été adoptée à une réunion du conseil de gérance. La date de cette résolution est celle figurant sur l’écrit en question ou, selon le cas, celle figurant en face de la dernière signature sur ledit écrit. Une telle décision peut être consignée dans un (1) ou plusieurs écrits séparés ayant le même contenu signés chacun par un (1) ou plusieurs gérants.

La Société devra mettre à disposition des gérants et, le cas échéant, de tout observateur (et sur demande, des associés) des copies des procés-verbaux (et les documents annexes y relatifs) des réunions du conseil de gérance ou du comités du conseil, le cas échéant, et (sur demande de tout gérant ou associé) des procès-verbaux des réunions des conseils de gérance de tout membre du groupe de sociétés auquel appartient la Société et de tous les comités desdits conseils. De tels procès-verbaux et documents annexes y relatifs devront être fournis endéans un délai de sept (7) jours ouvrables à compter de la tenue de telles réunions (et selon les cas, à compter de telle demande).

Article 14         A l’ égard des tiers, la Société est valablement engagée par la signature individuelle de I’un des gérants en ce qui concerne les opérations d’un montant maximum de mille (EUR 1000,-) pour chaque transaction et par la signature conjointe d’un gérant de catégorie A d’un gérant de catégorie B concernant les opérations dont le montant excède mille euros (EUR 1000,-).

La Société sera également engagée, vis-à-vis des tiers, par la signature conjointe ou par la signature individuelle de toute personne à qui un pouvoir de signature aura été délégué par le conseil de gérance, dans les limites de ce pouvoir.

Article 15         Le ou les gérants ou, selon le cas, le conseil de gérance ne contractent à raison de leur fonction, aucune obligation personnelle relativement aux engagements régulièrement pris par eux au nom de la Société. Chaque gérant ou membre du conseil de gérance est uniquement responsable de ses devoirs à l’égard de la Société.

La Société indemnisera tout gérant, fondé de pouvoir ou employé de la Société et, le cas échéant, ses successeurs, héritiers, exécuteurs testamentaires et administrateurs de biens pour tous dommages qu’ils ont à payer et tous frais raisonnables qu’ils auront encourus par suite de leur comparution en tant que défendeurs dans des actions en justice, des procès ou des poursuites judiciaires qui leur auront été intentés de par leurs fonctions actuelles ou anciennes de gérant, de fondé de pouvoir ou d’employé de la Société, ou à la demande de la Société, de toute autre société dans laquelle la Société est actionnaire ou créancier et dans laquelle ils n’ont pas droit à indemnisation, excep-tion faite des cas où leur responsabilité est engagée pour négligence grave ou mauvaise gestion. En cas d’arrangement transactionnel, l’indemnisation ne portera que sur les questions couvertes par l’arrangement transactionnel et dans ce cas seulement si la Société reçoit confirmation par son conseiller juridique que la personne à indemniser n’est pas coupable de négligence grave ou mauvaise gestion. Ce droit à indemnisation n’est pas exclusif d’autres droits auxquels les personnes susnommées pourraient prétendre en vertu des Statuts.

Article 16        Au cas où un des gérants aurait ou pourrait avoir un intérêt personnel dans une transaction de la Société, il devra en aviser les autres gérants et il ne pourra ni prendre part aux délibérations ni émettre un vote au sujet de cette transaction.

Dans l’hypothèse d’un gérant unique, il est seulement fait mention dans un procès-verbal des opérations intervenues entre la Société et son gérant ayant un intérêt opposé à celui de la Société.

Les dispositions des alinéas qui précèdent ne sont pas applicables lorsque (i) l’operation en question est conclue à des conditions normales de marché et (ii) si elle tombe dans le cadre des opérations courantes de la Société.

Aucun contrat ni autre transaction entre la Société et d’autres sociétés ou entreprises ne sera affecté ou invalidé par le fait qu’un ou plusieurs gérants ou un fondé de pouvoirs de la Société ait un intérêt personnel dans telle autre société ou entreprise, ou en est gérant, associé, membre, actionnaire, fondé de pouvoirs ou employé. Toute personne liée, de la manière décrite ci-dessus, à une société ou entreprise, avec laquelle la Société contractera ou entrera autrement en relation d’affaires, ne devra pas être empêchée de délibérer, de voter ou d’agir sur une opération relative à de tels contrats ou transactions au seul motif de ce lien avec cette autre société ou entreprise.

Article 17         Sous réserve de l’approbation de l’associé unique ou des associés, le ou les gérants peuvent recevoir une rémunération pour leur gestion de la Société et peuvent, de plus, être remboursés de toutes les dépenses qu’ils auront exposées en relation avec la gestion de la Société ou la poursuite de l’objet social de la Société.

Article 18         Même après la cessation de leur mandat ou fonction, tout gérant, de méme que toute personne invitée à participer à une réunion du conseil de gérance, ne devra pas dévoiler des informations sur la Société dont la divulgation pourrait avoir des conséquences défavorables pour celle-ci, à moins que cette révélation ne soit exigée par la loi.

Article 19         Sauf lorsque, conformément à la Loi, les comptes annuels et/ou les comptes consolidés de la Société doivent être vérifiés par un réviseur d’entreprises agréé, les affaires de la Société et sa situation financière, en particulier ses documents comptables, peuvent et devront, dans les cas prévus par la loi, être contrôlés par un (1) ou plusieurs commissaires qui n’ont pas besoin d’être eux-mêmes associés.

Les commissaires ou réviseurs d’entreprises agréés seront, le cas échéant, nommés par les associés qui détermineront leur nombre et la durée de leur mandat. Leur mandat peut être renouvelé. Ils peuvent être révoqués à tout moment, avec ou sans motif, par une résolution des associés sauf dans les cas où le réviseur d’entreprises agréé peut seulement, par disposition de la Loi, être révoqué pour motifs graves ou d’un commun accord.

CHAPITRE IV -ASSEMBLEE GENERALE DES ASSOCIES

Article 20         Les associés exercent les pouvoirs qui leurs sont dévolus par les Statuts et par la Loi. Si la Société ne compte qu’un seul associé, celui-ci exerce les pouvoirs conférés par la Loi à l’assemblée générale des associés.

Toute assemblée générale des associées réguliérement constituée représente l’ensemble des associés.

Article 21         Si la Société compte plus de vingt-cinq (25) associés, l’assembiée générale annuelle des associés se tiendra le 25 avril à 14.15 heures.

Si ce jour n’est pas généralement un jour bancaire ouvrable à Luxembourg, l’assemblée se tiendra le premier jour ouvrable suivant.

Article 22        A moins qu’il n’y ait qu’un (1) associé unique, les associés peuvent également se réunir en assemblées générales des associés, conformément aux conditions fixées par les Statuts et la Loi, sur convocation du ou des gérants, subsidiairement, du ou des commissaires (le cas échéant), ou plus subsidiairement, des associés représentant plus de la moitié (1/2) du capital social émis.

La convocation envoyée aux associés indiquera la date, l’heure et le lieu de l’assemblée générale, ainsi que l’ordre du jour et la nature des affaires à traiter lors de l’assemblée générale des associés. L’ordre du jour d’une assemblée générale d’associés doit également, si nécessaire, indiquer toutes les modifications relatives á l’objet social ou à la forme de la Société.

Si tous les associés sont présents ou représentés à une assemblée générale des associés et s’ils déclarent avoir été dûment informés de l’ordre du jour de l’assemblée, celle-ci peut se tenir sans convocation préalable.

Les assemblées générales des associés, y compris l’assemblée générale annuelle des associés, se tiendront au siège social de la Société ou à tout autre endroit au Grand-Duché de Luxembourg, et pourront se tenir à l’étranger chaque fois que des circonstances de force majeure, appréciées souverainement par le ou les gérants, le requièrent.

Article 23         Tous les associés sont en droit de participer et de prendre la parole à toute assemblée générale des associés.

Tout associé peut prendre part aux assemblées générales des associés en désignant par écrit, pouvant être transmis par tout moyen de communication permettant la transmission d’un texte écrit, un mandataire, associé ou non. Le conseil de gérance peut déterminer toute autre condition qui devra être remplie en vue de la participation d’un associé aux assemblées générales des associés.

Les associés participant à une assemblée générale des associés par visioconférence ou toute autre méthode de télécommunication similaire permettant leur identification, seront considérés comme présents pour le calcul du quorum et de la majorité. Ces méthodes de télécommunication doivent satisfaire à toutes les exigences techniques afin de permettre la participation effective à l’assemblée et les délibérations de l’assemblée doivent être retransmises de manière continue.

Article 24         Chaque assemblée générale des associés est présidée par un président ou par une personne désignée par le ou les gérants ou, dans l’absence d’une telle désignation, par l’assemblée générale des associés.

Le président de l’assemblée générale des associés désigne un (1) secrétaire.

L’assemblée générale des associés élit un (1) scrutateur parmi les associés présents à l’assemblée générale des associés.

Le président, le secrétaire et le scrutateur ainsi désignés forment ensemble le bureau de l’assemblée générale.

Article 25         Lors de toute assemblée générale des associés autre qu’une assemblée générale convoquée en vue de la modification des Statuts ou du vote de résolutions dont l’adoption est soumise aux conditions de quorum et de majorité exigées pour toute modification des Statuts, les résolutions seront adoptées par les associés représentant plus de la moitié (1/2) du capital social. Si cette majorité n’est pas atteinte sur première convocation (ou consultation par écrit), les associés seront de nouveau convoqués (ou consultés) le même jour et l’heure dans la semaíne prochaine et les résolutions seront adoptées, quel que soit le nombre d’actions représentées, à la majorité simple des suffrages exprimés.

Lors de toute assemblée générale des associés, convoquée conformément aux Statuts ou à la Loi, en vue de la modification des Statuts de la Société ou de vote de résolutions dont l’adoption est soumise aux conditions de quorum et de majorité exigées pour toute modification des Statuts, la majorité exigée sera d’au moins la majorité en nombre des associés représentant au moins les trois quarts (3/4) du capital social.

Article 26         Les procès-verbaux des assemblées générales des associés sont signés par les membres du bureau de l’assemblée générale des associés et peuvent être signés par tous les associés ou mandataires d’associés qui en font la demande.

Les copies ou extraits de résolutions adoptées par les associés, ainsi que les procès-verbaux des assemblées générales des associés sont signés par le président de l’assemblée générale des associés, le secrétaire de l’assemblée générale des associés ou un gérant.

Les résolutions adoptées par l’associé unique seront établies par écrit et signées par l’associé unique.

Si la Société compte plusieurs associés, dans la limite de vingt-cinq (25) associés, les résolutions des associés peuvent être prises par écrit. Les résolutions écrites peuvent être constatées dans un seul ou plusieurs documents ayant le même contenu, signés par un ou plusieurs associés. Dès lors que les résolutions à adopter ont été envoyées par le ou les gérants aux associés pour approbation, les associés sont tenus, dans un délai de quinze (15) jours calendaires suivant la réception du texte de la résolution proposée, d’exprimer leur vote par écrit en le retournant à la Société par tout moyen de communication permettant la transmission d’un texte écrit. Les exigences de quorum et de majorité imposées pour l’adoption de résolutions par l’assemblée générale s’appliquent mutatis mutandis à l’adoption des résolutions écrites.

CHAPITRE V -ANNEE SOCIALE, COMPTES, DISTRIBUTIONS DE PROFITS

Article 27         L’année sociale commence le premier janvier et se termine au trente et un décembre de chaque année.

Article 28         Chaque année, à la fin de l’exercice social, les comptes de la Société sont établis et le ou les gérants ou, selon le cas, le conseil de gérance prépare un inventaire comprenant l’indication de la valeur des actifs et passifs de la Société.

Tout associé peut prendre connaissance dudit inventaire et du bilan au siège social de la Société.

Article 29         Les profits bruts de la Société repris dans les comptes annuels, après deduction des frais généraux, amortissements et charges constituent le bénéfice net. Sur le bénéfice net, il est prélevé cinq pour cent (5%) pour la constitution de la réserve légale, jusqu’à ce que celle-ci atteigne dix pour cent (10%) du capital social de la Société.

Après affectation à la réserve légale, l’associé unique ou les associés décident de l’affectation du solde des bénéfices annuels nets. Ils peuvent décider de verser la totalité ou une partie du solde à un compte de réserve ou de provision, en le reportant à nouveau ou en le distribuant avec les bénéfices reportés, les réserves distribuables ou les primes d’emission, à l’associé unique ou aux associés, chaque part sociale donnant droit à une même proportion dans ces distributions, sauf stipulation contraire dans les Statute ou dans tout arrangement contractuel auquel les associés sont à tout moment partie.

Nonobstant les stipulations qui précédent, le ou les gérants ou, selon le cas, le conseil de gérance peut décider de payer des acomptes sur dividendes sur base d’un état comptable préparé par le ou les gérants duquel il ressort que des fonds suffisants sont disponibles pour distribution, étant entendu que les fonds à distribuer ne peuvent pas excéder le montant des bénéfices réalisés depuis le dernier exercice fiscal augmenté des bénéfices reportés et des réserves distribuables, mais diminué des pertes reportées et des sommes à porter en réserve en vertu d’une obligation légale.

CHAPITRE VI -LIQUIDATION, DISPOSITIONS FINALES

Article 30         La Société peut être dissoute par une résolution de l’associé unique ou des associaés délibérant aux mêmes conditions de quorum et de majorité que celles exigées par les Statuts ou par la Loi pour toute modification de Statuts.

Lors de la dissolution de la Société, la liquidation s’effectuera par les soins du ou des gérants ou par toute autre personne (qui peut être une personne physique ou morale y compris un associé), nommé par l’associé unique ou les associés, qui determinant leurs pouvoirs et leurs émoluments.

Après paiement de toutes les dettes et charges de la Société, y compris les frais de liquidation, le boni de liquidation sera distribué à l’associé unique ou aux associés de manière à atteindre le même résultat économique que celui fixé par les règles de distribution de dividendes.

Article 31         Pour tout ce qui ne fait pas l’objet d’une prévision spécifique par les Statuts, il est fait référence a la Loi, sous réserve de toutes dispositions de la loi applicable auxquelles on ne peut renoncer et de tout arrangement contractuel conclu à tout moment entre les associés.

FRAIS

Les frais, déspenses, honoraires et charges de toute nature payable à la Société en raison du présente acte sont évalués a six cents cinq cents euros (EUR 6.500,-).

Le notaire instrumentant qui comprend et parle l’anglais, déclare par la présente qu’à la demande du comparant ci-avant, le présent acte est rédigé en langue anglaise, suivi d’une version française, et qu’à la demande du même comparant, en cas de divergences entre les texte anglais et le texte français, la version anglaise primera.

Dont acte fait et passé à Luxembourg, date qu’en tête des présentes.

Lecture du présent acte faite et interprétation donnée au comparant connu du notaire instrumentant par son nom, prénom usuel, état et demeure, il a signé avec, le notaire soussigné, le présent acte.